EXHIBIT 2.2

ESCROW AGREEMENT

between

Hollywood Media Corp.,

Key Brand Entertainment Inc.
_____________________________

and

THE BANK OF NEW YORK MELLON

Dated as of December 22, 2009

ESCROW AGREEMENT made this 22nd day of December 2009 by and between THE BANK OF NEW YORK MELLON ("Escrow Agent"), HOLLYWOOD MEDIA CORP. (“HMC”) and KEY BRAND ENTERTAINMENT INC. (“KBE”, both collectively the "Depositors" and each individually the "Depositor").

Depositors and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I.    INSTRUCTIONS:

1.	Escrow Property
The property and/or funds deposited or to be deposited with Escrow Agent by Depositors shall be as follows:

US $1,200,000.00

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the "Distributions") received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as "Escrow Property."

2.	Investment of Escrow Property Depositors are to select one of the following options:

☐ (a)	Escrow Agent shall have no obligation to pay interest on or to invest or reinvest any Escrow Property deposited or received hereunder.

☒ (b)	Upon written directions from the Depositors, the Escrow Agent shall invest or reinvest Escrow Property without distinction between principal and income, in the following:

Interest bearing bank deposits or marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments.

Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

3.	Distribution of Escrow Property

Notwithstanding anything to the contrary herein (other than Section II.22), Escrow Agent shall only release the Escrow Property as directed by a written notice signed by both Depositors or a final, non-appealable order of a court of competent jurisdiction directing the release or delivery of the Escrow Property.  The Depositors hereby agree to execute and deliver joint written instructions for the release of the Escrow Property for any payment of the Escrow Property required by that certain Stock Purchase Agreement, dated as of the date hereof, by and between HMC and KBE.

4.	Addresses

Notices, instructions and other communications shall be sent to Escrow Agent, Corporate Trust Administration, 101 Barclay Street-Floor 8W, New York, New York 10286, Attn.: Insurance Trust and Escrow Group or Odell.Romeo@BNYMellon.com and to Depositors as follows:

_________________________  ___________________________
If to Hollywood Media Corp., to:

Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, Florida 33431
Facsimile: (561) 998-2974
Attention: Mitchell Rubenstein

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 833-8007
Attention:  S. Scott Parel
Marita A. Makinen

If to Key Brand Entertainment Inc., to:

Key Brand Entertainment Inc.
1619 Broadway, 9th Floor
New York, NY  10019
Attention: John Gore
Facsimile: (971) 421-5430

With a copy (which shall not constitute notice) to:

David Bauer Stern, Esq.
General Counsel
10880 Wilshire Boulevard, Suite 870
Los Angeles, CA  90024
Facsimile: (310) 446-4930

and
Jeffer, Mangels, Butler & Marmaro LLP  1900 Avenue of
the Stars, 7th Floor
Los Angeles, CA  90067
Facsimile: (310) 203-0567
Attention: Frederick W. Gartside, Esq.

5.	Compensation

(a)
Depositors shall pay Escrow Agent an annual fee of $6,000, payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement. The annual fee shall not be pro-rated for any portion of a year.

(b)	Depositors shall pay all activity charges as per Escrow Agent’s fee schedule attached hereto as Exhibit A.

(c)	Depositors shall be responsible for and shall reimburse Escrow Agent upon demand for all expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement.

II.	TERMS AND CONDITIONS:

1.
The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied.  Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf.  Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.
This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.
If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.
(a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of fraud, gross negligence or willful misconduct on its part.  In the absence of fraud, gross negligence and willful misconduct on its part, the Escrow Agent shall not be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Depositor or any entity acting on behalf of any Depositor, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit.

(b) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Property.  As security for the due and punctual performance of any and all of Depositors' obligations to Escrow Agent hereunder, now or hereafter arising, Depositors, individually and collectively, hereby pledge, assign and grant to Escrow Agent a continuing security interest in, and a lien on, the Escrow Property and all Distributions thereon or additions thereto (whether such additions are the result of deposits by Depositors or the investment of Escrow Property).  The security interest of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against Depositors and all third parties in accordance with the terms of this Escrow Agreement.

(c) Escrow Agent may consult with legal counsel at the expense of the Depositors as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.
Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder.  All such collections shall be subject to Escrow Agent's usual collection practices or terms regarding items received by Escrow Agent for deposit or collection.  Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6.
Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositors unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7.
Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.
Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the "Addresses" provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent or Depositors).  Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent's Insurance Trust and Escrow Unit of the Corporate Trust Division.  Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons authorized by Depositors.  Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9.
Depositors, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder, including, but not limited to, (i)Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part or (ii) Losses incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent’s reliance upon and compliance with instructions or directions given by facsimile or electronic transmission; provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its fraud, gross negligence or willful misconduct, it being understood that the failure of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is, in fact, an authorized person does not constitute gross negligence or willful misconduct.

10.
(a) Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days' prior notice in writing signed by all Depositors.  Escrow Agent may resign at any time by giving thirty (30)calendar days' prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent.  If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief.  The costs and expenses (including reasonable attorneys' fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Depositors.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less Escrow Agent's fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11.
(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by all Depositors, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions.  Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting.  Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.  The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

12.
This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York.  Each of the Depositors hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select.  Each of the Depositors hereby waives the right to trial by jury and to assert counterclaims in any such proceedings.  To the extent that in any jurisdiction any Depositor may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity.  Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13.
Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14.
The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies.  The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15.
Each Depositor hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by Depositor do not and will not violate any applicable law or regulation.

16.
The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.	This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18.
This Agreement shall terminate upon the distribution of all Escrow Property from the Account.  The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19.
No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "The Bank of New York Mellon" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of Escrow Agent.

20.	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21.
This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

22.
The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. If Closing does not occur prior to December 31, 2009, KBE shall be deemed the owner of the Escrow Property for tax purposes, and KBE will be required to report its earnings as reported by the Escrow Agent. The Escrow Agent shall release an amount equal to _40% of the earnings within thirty (30) days of the end of each calendar year to KBE in order to pay taxes on such earnings.  KBE shall indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes; provided, however, that if the Escrow Property is disbursed to a Depositor, then the earnings included in such disbursement shall be allocated to such Depositor for tax purposes and such Depositor shall indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes.  Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes.  The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications.  It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting.  This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

23.
Notwithstanding anything to the contrary contained herein, in all circumstances under which Depositors are jointly or jointly and severally obligated to make payments to Escrow Agent, which includes all compensation under Section I.5 above, as between the Depositors, such payments shall be borne fifty percent (50%) by each Depositor and to the extent Depositor fails to make such payment any right it has to receive distributions of the Escrow Property hereunder shall be reduced accordingly.

[Signature page to follow]

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

Hollywood Media Corp.		Key Brand Entertainment Inc.

By:	/s/ Mitchell Rubenstein	By:	/s/ John Gore
Name:	Mitchell Rubenstein	Name:	John Gore
Title:	Chairman and CEO	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Escrow Agent

By:	/s/ Odell Romeo
Name:	Odell Romeo
Title:	Vice President